                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Aksys, Ltd.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-18073) of Aksys, Ltd. of our report dated January 24, 1997, relating to the balance sheets of Aksys, Ltd. as of December 31, 1996, and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and for the period from January 18, 1991 (inception) through December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Aksys, Ltd.


                                                           KPMG Peat Marwick LLP


Chicago, Illinois
February 28, 1997